EXHIBIT 99.1
February 23, 2021

Press Release
SOURCE: Oil States International, Inc.
Oil States Announces Executive Officer Departure

HOUSTON, February 23, 2021 - Oil States International, Inc. (NYSE:OIS) announced today that Chris Cragg, Executive Vice President, Operations will depart the Company effective March 1, 2021 to pursue other opportunities. The Company has no plans to replace Mr. Cragg. Rather, Cindy Taylor, President and CEO of the Company will assume his duties.

Mrs. Taylor stated, "On behalf of the Board of Directors and executive management, we would like to thank Chris for his service and contributions to the Company over the past twenty years and wish him well in his future endeavors. Chris was part of the leadership team that helped with the Company's initial public offering in 2001 and has been integral to the growth and success of Oil States over the years."

Mr. Cragg said, "It has been my privilege to work with the entire Oil States team and I would like to thank them and wish the Company all the best going forward."

About Oil States

Oil States International, Inc. is a global provider of manufactured products and services to customers in the oil and natural gas, industrial and military sectors. The Company's manufactured products include highly engineered capital equipment and consumable products. Oil States is headquartered in Houston, Texas with manufacturing and service facilities strategically located across the globe. Oil States is publicly traded on the New York Stock Exchange under the symbol "OIS".

For more information on the Company, please visit Oil States International's website at www.oilstatesintl.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among others, the level of supply of and demand for oil and natural gas, fluctuations in the prices thereof, the cyclical nature of the oil and natural gas industry, the impact of the COVID-19 pandemic on our Company and our customers, and the other risks associated with the general nature of the energy service industry discussed in the "Business" and "Risk Factors" sections of the Company's Annual Report on Form 10-K for the year ended December 31, 2020, Periodic Reports on Form 8-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

Company Contact:

Lloyd A. Hajdik
Oil States International, Inc.
Executive Vice President, Chief Financial Officer and Treasurer
713-652-0582